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                                                  EXHIBIT 99.1

Intek Global - Formerly Intek Diversified - Begins Trading as IGLC

PRINCETON, N.J.--(BUSINESS WIRE)--March 11, 1998--Intek Global Corporation (NASDAQ:IGLC-NEWS), a rapidly growing provider of spectrum-efficient wireless technology, products and services, said today that it has begun trading under its new NASDAQ ticker symbol: IGLC. At its annual meeting on February 19, 1998, shareholders approved a change in the company's name from Intek Diversified Corporation (NASDAQ:IDCC - news) to Intek Global Corporation, which management and the board believe better describes the scope of the company's business.

Stockholders and others looking for news stories released prior to March 10, 1998, are advised to check under the company's former ticker symbol: IDCC.

Intek Global operates advanced wireless voice and data communications systems and develops, manufactures, distributes and licenses wireless communications technology and products. The company operates Business Radio systems in the U.S. through its RoameR One(tm) subsidiary, the dominant 220 MHz license holder in the U.S., with over 250 sites covering 120 markets. Another subsidiary, Midland USA, Inc., is a leading distributor of Land Mobile Radio (LMR) products manufactured by the company and others, operating through a well-established base of authorized dealers and resellers in the U.S. who also market RoameR One's services.

In the U.K., Intek Global operates Radiocoms, a manufacturer of LMR products utilizing Intek Global's proprietary, spectrum-efficient Linear Modulation (LM) technology. Radiocoms also manufactures various radio systems, products and components under contract to a number of other electronics manufacturers and distributors. LM technology is a spectrum-efficient, patented narrowband technology, which can overlay digital and analog radio transmissions and provide up to a six-fold increase in a system's capacity. LM technology was developed by the company's Linear Modulation Technology (LMT) subsidiary, a leading engineering, research and development group, specializing in developing cost-effective wireless technologies and products for use throughout the world. LM technology is generally considered to offer the fastest data rate capability available in trunked radio system technology. Equipment Services Unit (ESU), another U.K.-based subsidiary of Intek Global, operates wireless Business Radio networks and provides mobile radio systems equipment, engineering, support and maintenance services.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance,
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reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.

Contact:

Intek Global Corporation
Louis J. Monari
609/419-1222 ext. 116
     or
The Dilenschneider Group, Inc.
Ken DiPaola or Joel Pomerantz
212/922-0900